TELECORP PCS
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Suite 800                                                              Suite 500
1010 North Glebe Road                                      111 E. Capitol Street
Arlington, VA  22201                                           Jackson, MS 39201




          TELECORP PCS, INC., ANNOUNCES PROPOSED PRIVATE SALE OF SENIOR
                           SUBORDINATED DISCOUNT NOTES

Arlington, VA. - March 12, 2001. TeleCorp PCS, Inc. (NASDAQ: TLCP), today announced that it intends, subject to market and other conditions, to raise a total of $425 million gross proceeds through a private sale of senior subordinated discount notes. This $425 million includes the $350 million Lucent facility announced on August 1, 2000, as well as $75 million of Lucent expansion notes which were committed to in 1999.

TeleCorp intends to sell the senior subordinated discount notes to Lucent Technologies Inc. who, in turn, will sell the senior subordinated discount notes through a private offering to qualified institutional buyers within the United States and to certain non-US investors outside the United States. TeleCorp stated that it intends to use the proceeds from the sale of the senior subordinated discount notes to, among other things, fund capital expenditures, including PCS licenses, and for other general corporate purposes. The senior subordinated discount notes are expected to have a ten-year term, and interest would be paid semi-annually in cash commencing in 2006. The notes will be issued at a discount to their principal amount.

The senior subordinated discount notes have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

ABOUT TELECORP PCS, INC.

TeleCorp is AT&T Wireless' largest affiliate with licenses covering approximately 35 million people from the Great Lakes to the Gulf of Mexico. The company provides its SunCom digital wireless services in selected markets in fourteen states and the Commonwealth of Puerto Rico, encompassing 16 of the top 100 markets. TeleCorp is headquartered in Arlington, Virginia and employs more than 2,500 people. More information about the company can be found on the web at www.telecorppcs.com and more information about the SunCom service can be found at www.suncom1.com.

Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal and other risks detailed in TeleCorp PCS, Inc.'s registration statement filed with the SEC on Form S-4, as amended or supplemented (file no. 333-36954), TeleCorp Wireless, Inc.'s (formerly known as TeleCorp PCS, Inc.) registration statement filed with the SEC on Form S-4, as amended or supplemented (file no. 333-43596) and Tritel, Inc.'s registration statement filed with the SEC on Form S-1, as amended or supplemented (file no. 333-91207). TeleCorp PCS, Inc. assumes no obligation to update information in this release.

INVESTOR CONTACTS:                        MEDIA CONTACTS:

Jim Morrisey                              Russell Wilkerson
703-629-6668 (PCS)                        703-625-2069 (PCS)
703-236-1136 (Office)                     703-236-1292 (Office)